As filed with the Securities and Exchange Commission on May 11, 2026

Registration No. 333-282949

Registration No. 333-282950

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-282949

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-282950

UNDER

THE SECURITIES ACT OF 1933

COTERRA ENERGY INC.

(Exact name of Registrant as specified in its charter)

Delaware	04-3072771
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Three Memorial City Plaza 840 Gessner Road, Suite 1400 Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 589-4600

Marcus G. Bolinder

Corporate Secretary

Three Memorial City Plaza

840 Gessner Road, Suite 1400

Houston, Texas 77024

(281) 589-4600

(Name, address and telephone of agent for service)

Copies to:

Stephen M. Gill Mingda Zhao Skadden, Arps, Slate, Meagher & Flom LLP 845 Texas Avenue, Suite 2300 Houston, Texas 77002 (713) 655-5110	Dohyun Kim Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West, 395 9th Ave New York, New York 10001 (212) 735-2827

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) filed by Coterra Energy Inc., a Delaware corporation (the “Registrant”), deregister all securities of the Registrant, remaining unsold or otherwise unissued under the following Registration Statement on Form S-3 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”):

•

Registration Statement on Form S-3 (No. 333-282949), which was filed with the Commission on November 1, 2024, registering common stock, preferred stock, rights, debt securities, warrants, depositary shares, purchase contracts, purchase units and units.

•	Registration Statement on Form S-3 (No. 333-282950), which was filed with the Commission on November 1, 2024, registering common stock, par value $0.10 per share.

On May 7, 2026, pursuant to its previously announced Agreement and Plan of Merger, dated February 1, 2026, by and among the Registrant, Devon Energy Corporation, a Delaware corporation (“Devon”), and Cubs Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and a then wholly-owned, direct, subsidiary of Devon, Merger Sub was merged with and into the Registrant, with the Registrant surviving the merger (“Merger”) as a direct, wholly-owned subsidiary of Devon.

In connection with the closing of the Merger, the offering pursuant to each of the Registration Statements has been terminated. In accordance with undertakings made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Registrant hereby removes from registration all securities that were registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 11, 2026.

COTERRA ENERGY INC.

By:	/s/ Marcus G. Bolinder
Name: Marcus G. Bolinder
Title: Corporate Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.